Exhibit 23.2

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

Board of Directors
Peoples Bancorporation, Inc.

We consent to the incorporation by reference into this Registration Statement on Form S-8 filed by Peoples Bancorporation, Inc. in connection with registration of shares of its common stock reserved for issuance upon exercise of options pursuant to the Peoples Bancorporation, Inc. 1993 Incentive Stock Option Plan of our Report dated January 29, 2004, which is included in Peoples Bancorporation, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to reference to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

                                                 s/Elliott Davis, LLC
Elliott Davis, LLC
Greenville, South Carolina
December 10, 2004